Exhibit 99.2

	Company Contact:	Robert B. McKnight, Jr. Chairman & CEO Steven L. Brink Chief Financial Officer Quiksilver, Inc. (714) 889-2200
FOR IMMEDIATE RELEASE
	Investor Relations:	James Palczynski/Chad A. Jacobs Integrated Corporate Relations (203) 222-9013

QUIKSILVER, INC. REPORTS 2004 FIRST QUARTER FINANCIAL RESULTS

— Consolidated Revenues Increase 33% —
— Earnings Per Share of $0.16 Exceeds Consensus Estimate of $0.15 —
— Raising Fiscal 2004 Sales and Earnings Per Share Guidance —

     HUNTINGTON BEACH, CALIFORNIA, MARCH 10, 2004 — - — Quiksilver, Inc. (NYSE:ZQK), today announced operating results for the first quarter ended January 31, 2004.

     Consolidated revenues for the first quarter of fiscal 2004 increased 33% to $256.1 million as compared to fiscal 2003 first quarter consolidated revenues of $192.1 million. Consolidated net income for the first quarter of fiscal 2004 increased 40% to $9.2 million as compared to $6.6 million the year before. First quarter fully diluted earnings per share was $0.16 versus $0.12 for the first quarter of fiscal 2003.

     Robert B. McKnight, Jr., Chairman of the Board and Chief Executive Officer of Quiksilver, Inc., commented, “Our strong performance during the quarter, which once again exceeded expectations, is a great way to start the new fiscal year. These results were primarily driven by strong sales across all divisions, and better than expected operating margins, particularly in the Americas.”

     Revenues in the Americas increased 21% during the first quarter of fiscal 2004 to $123.2 million as compared to fiscal 2003 first quarter revenues of $102.0 million. As measured in U.S. dollars and reported in the financial statements, European revenues increased 37% during the first quarter of fiscal 2004 to $106.2 million as compared to fiscal 2003 first quarter European revenues of $77.2 million. As measured in euros, European net sales increased 16% for those same periods. Asia/Pacific revenues were $26.3 million in the first quarter of fiscal 2004

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2004 First Quarter Results
March 10, 2004 — Page 2

compared to $12.1 million in the first quarter of fiscal 2003, which included only two months of Asia/Pacific operations since being acquired.

     Mr. McKnight continued, “We recently returned from the MAGIC apparel trade show in Las Vegas, and the feedback from retailers regarding our fall lines was extremely positive across the board. Our retail stores continue to perform well both here and abroad. We recently promoted Carol Christopherson to Americas President of Retail, and we believe she will have a meaningful and immediate impact on our business.”

     Consolidated inventories increased 24% to $179.3 million at January 31, 2004 from $144.2 million at January 31, 2003. Consolidated trade accounts receivable increased 16% to $200.6 million at January 31, 2004 from $173.5 million at January 31, 2003. Trade account receivable growth was modest compared to the increase in sales as average days sales outstanding decreased about nine days. Inventories grew 16% in constant dollars.

     Bernard Mariette, President of Quiksilver, Inc. commented, “In addition to strong financial performance during the quarter, we continued to make progress on the development of our global operating platform. This was particularly true for our Asia/Pacific division. Our operations in Indonesia are performing very well, and we are excited to have hired David Toda as President of Quiksilver Japan. We continue to believe that Japan represents our best source of growth for this division in the near and intermediate term.”

     Also, today the Company increased its guidance to new ranges of $1.10 billion to $1.12 billion for revenues and $1.22 to $1.25 for earnings per share.

     Mr. McKnight concluded, “Our multi-brand, multi-channel, global approach to our business continues to afford us significant growth prospects into the future. Our momentum remains strong, our financials are sound, and we remain committed to fully capitalizing on our leadership position in the market.”

2004 First Quarter Results
March 10, 2004 – Page 3

About Quiksilver:

     Quiksilver designs, produces and distributes clothing, accessories and related products for young-minded people and develops brands that represent a casual lifestyle–driven from a boardriding heritage. Quiksilver’s authenticity is evident in its innovative products, events and retail environments across the globe.

     Quiksilver’s primary focus is apparel for young men and young women under the Quiksilver, Roxy, Raisins, and Radio Fiji labels. Quiksilver also manufactures apparel for boys (Quiksilver Boys and Hawk Clothing), girls (Roxy Girl, Teenie Wahine and Raisins Girls), men (Quiksilveredition and Fidra) and women (Leilani swimwear), as well as snowboards, snowboard boots and bindings under the Lib Technologies, Gnu and Bent Metal labels. Quiksilver’s products are sold throughout the world, primarily in surf shops and specialty stores that provide an authentic retail experience for our customers.

Safe Harbor Language

This Press Release contains forward-looking statements. These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. Please refer to Quiksilver’s SEC filings for more information on the risk factors that could cause actual results to differ materially from expectations, specifically the section titled “Forward Looking Statements” in Quiksilver’s Annual Report on Form 10-K.

* * * * *

NOTE: For further information about Quiksilver, Inc., you are invited to take a look at our world at http://www.quiksilver.com,
http://www.roxy.com, and http://www.fidragolf.com

2004 First Quarter Results
March 10, 2004 — Page 4

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended January 31,

In thousands, except per share amounts	2004	2003

Revenues	$256,142	$192,080
Cost of goods sold	142,473	110,572

Gross profit	113,669	81,508
Selling, general and administrative expense	94,735	68,425

Operating income	18,934	13,083
Interest expense	1,589	2,116
Foreign currency loss	3,267	551
Other expense	282	167

Income before provision for income taxes	13,796	10,249
Provision for income taxes	4,622	3,681

Net income	$9,174	$6,568

Net income per share	$0.16	$0.13

Net income per share, assuming dilution	$0.16	$0.12

Weighted average common shares outstanding	55,622	51,920

Weighted average common shares outstanding, assuming dilution	57,927	54,320

2004 First Quarter Results
March 10, 2004 — Page 5

CONSOLIDATED BALANCE SHEETS (Unaudited)

	January 31, 2004	October 31, 2003

Amounts in thousands
ASSETS
Current assets:
Cash and cash equivalents	$33,344	$27,866
Trade accounts receivable, less allowance for doubtful accounts of $8,830 (2004) and $8,700 (2003)	200,558	224,418
Other receivables	7,395	7,617
Inventories	179,282	146,440
Deferred income taxes	18,909	17,472
Prepaid expenses and other current assets	14,999	9,732

Total current assets	454,487	433,545
Fixed assets, net	104,273	99,299
Intangibles, net	66,143	65,577
Goodwill	104,005	98,833
Deferred income taxes	2,425	1,984
Other assets	7,687	8,732

Total assets	$739,020	$707,970

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Lines of credit	$10,217	$20,951
Accounts payable	85,228	64,537
Accrued liabilities	40,600	41,759
Current portion of long-term debt	14,067	8,877
Income taxes payable	11,636	10,796

Total current liabilities	161,748	146,920
Long-term debt	108,445	114,542

Total liabilities	270,193	261,462
Stockholders’ equity:
Preferred stock	—	—
Common stock	570	570
Additional paid-in capital	156,470	155,310
Treasury stock	(6,778)	(6,778)
Retained earnings	286,728	277,554
Accumulated other comprehensive gain	31,837	19,852

Total stockholders’ equity	468,827	446,508

Total liabilities & stockholders’ equity	$739,020	$707,970

2004 First Quarter Results
March 10, 2004 — Page 6

Information related to geographic segments is as follows:

	Three Months Ended January 31,

	2004	2003

Amounts in thousands
Revenues:
Americas	$123,199	$101,967
Europe	106,183	77,246
Asia/Pacific	26,281	12,102
Corporate Operations	479	765

	$256,142	$192,080

Gross Profit:
Americas	$49,834	$39,150
Europe	51,285	35,380
Asia/Pacific	12,485	6,213
Corporate Operations	65	765

	$113,669	$81,508

SG&A Expense:
Americas	$39,665	$33,396
Europe	38,399	26,287
Asia/Pacific	11,268	4,454
Corporate Operations	5,403	4,288

	$94,735	$68,425

Operating Income:
Americas	$10,169	$5,754
Europe	12,886	9,093
Asia/Pacific	1,217	1,759
Corporate Operations	(5,338)	(3,523)

	$18,934	$13,083